FAM SERIES FUND, INC.

MERCURY HIGH YIELD PORTFOLIO

SERIES # 7

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/20/2005	Carriage Services 7.88% 1/15/15	$130,000,000	$250,000	Merrill Lynch Banc of America
1/24/2005	Intelsat Bermuda 7.79% 1/15/12	$1,000,000,000	$500,000	Deutsche Bank Credit Suisse Lehman Brothers Banc of America Bear, Stearns & Co BNP Paribas Merrill Lynch CIBC World Markets RBC Capital Markets RBS Greenwich SG Corporate
1/24/2005	Intelsat Bermuda 8.25% 1/15/13	$875,000,000	$350,000	Deutsche Bank Credit Suisse Lehman Brothers Banc of America Bear, Stearns & Co BNP Paribas Merrill Lynch CIBC World Markets RBC Capital Markets RBS Greenwich SG Corporate
2/3/2005	EGL Acquisition Corp 7.63% 2/1/15	$660,000,000	$250,000	Merrill Lynch J P Morgan Wachovia Capital CIBC World Markets PNC Capital Markets
2/4/2005	Radio One 6.38% 2/15/13	$200,000,000	$250,000	Credit Suisse Allen & Company Banc of America Blaylock & Partners J P Morgan Merrill Lynch Wachovia Capital
2/24/2005	Penn National Gaming 6.75% 3/1/15	$250,000,000	$250,000	Deutsche Bank Bear, Stearns & Co Calyon Securities Goldman, Sachs & Co Lehman Brothers Merrill Lynch SG Corporate Wells Fargo Securities
6/8/2005	Qwest 6.63% 6/15/13	$750,000,000	$250,000	Merrill Lynch Deutsche Bank Banc of America UBS Securities